Report of Independent Auditors


Board of Directors of
Excelsior Funds, Inc.

In planning and performing our audit of the financial statements of Excelsior International Fund, Excelsior Latin America Fund, Excelsior Pacific/Asia Fund, Excelsior Pan European Fund, Excelsior Emerging Markets Fund, Excelsior Money Fund, Excelsior Government Money Fund, Excelsior Treasury Money Fund, Excelsior Managed Income Fund, Excelsior Intermediate-Term Managed Income Fund, Excelsior Short-Term Government Securities Fund, Excelsior Blended Equity Fund, Excelsior Large Cap Growth Fund, Excelsior Small Cap Fund, Excelsior Value and Restructuring Fund, Excelsior Energy and Natural Resources Fund, Excelsior Real Estate Fund, Excelsior Technology Fund, and Excelsior Biotechnology Fund, (the nineteen funds comprising the Excelsior Funds, Inc.)for the year ended March 31, 2001, we considered their internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of Excelsior Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of March 31, 2001.

This report is intended solely for the information and use of the board of directors and management of Excelsior Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



						ERNST & YOUNG LLP

May 15, 2001